Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended June 30, 2005 and 2004

(unaudited)

(dollars in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2005	2004	2005	2004

Operating Revenues
Electric	$914,338	$870,236	$1,840,635	$1,728,672
Gas	79,598	108,082	392,694	458,928
Other	120,327	75,419	225,183	154,795
Total Operating Revenues	1,114,263	1,053,737	2,458,512	2,342,395

Operating Expenses
Fuel, emission allowances and purchased power	312,714	298,756	617,677	592,646
Gas purchased	56,089	47,420	264,689	270,936
Costs of fuel resold	93,087	59,062	178,849	116,524
Operation and maintenance	351,121	332,358	682,910	643,194
Depreciation	130,455	114,331	256,941	219,188
Taxes other than income taxes	65,083	65,072	144,015	147,319
Total Operating Expenses	1,008,549	916,999	2,145,081	1,989,807

Operating Income	105,714	136,738	313,431	352,588

Equity in Earnings of Unconsolidated Subsidiaries	13,576	7,331	18,411	10,079
Miscellaneous Income (Expense) — Net	14,535	5,033	16,875	(10,475)
Interest Expense	68,649	70,276	132,712	137,671
Preferred Dividend Requirements of Subsidiaries	858	858	1,716	1,716

Income Before Taxes	64,318	77,968	214,289	212,805

Income Taxes	13,610	19,464	46,225	51,286

Net Income	$50,708	$58,504	$168,064	$161,519

Average Common Shares Outstanding — Basic	198,492	180,236	197,066	179,749

Earnings Per Common Share — Basic	$0.25	$0.33	$0.85	$0.90

Average Common Shares Outstanding — Diluted	199,441	182,277	198,075	182,106

Earnings Per Common Share — Diluted	$0.25	$0.32	$0.85	$0.89

Cash Dividends Declared Per Common Share	$0.48	$0.47	$0.96	$0.94

Note: Prior year data has been reclassified to conform with current year presentation.